Exhibit 3.3

SERIES DESIGNATION OF

4612 Forest Hills Dr

In accordance with the Limited Liability Company Agreement of PSFNetwork MasterSeries LLC (the “Company”) dated September 2, 2026 (the “Agreement”) and upon the execution of this designation by the Company and PSFNetwork Holdings LLC, in its capacity as Managing Member of the Company and 4612 Forest Hills Dr a series of PSFNetwork MasterSeries LLC (“4612 Forest Hills Dr”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and ARTICLES set forth herein are references to Sections and ARTICLES of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	4612 Forest Hills Dr, a series of PSFNetwork MasterSeries LLC

Effective Date of Establishment	September 2, 2026

Managing Member	PSFNetwork Holdings LLC was appointed as the Managing Member of 4612 Forest Hills Dr with effect from the date of the Agreement and shall continue to act as the Managing Member of 4612 Forest Hills Druntil dissolution of 4612 Forest Hills Dr pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	PSFNetwork Holdings LLC, having received 1 4612 Forest Hills Dr Interests.

Series Asset	The Series Asset of 4612 Forest Hills Dr shall comprise the single family residence located at 4612 Forest Hills Dr, Noble, OK 73068 which will be acquired by 4612 Forest Hills Dr upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by 4612 Forest Hills Dr from time to time, as determined by the Managing Member in its sole discretion

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.3(a)(i), the maximum number of 4612 Forest Hills Dr Interests the Company can issue is 1,414

Broker	Rialto Markets LLC

Brokerage Fee	Up to 1% of the purchase price of the Interests from 4612 Forest Hills Dr sold at the Initial Offering of the 4612 Forest Hills Dr Interests (excluding the 4612 Forest Hills Dr Interests acquired by any Person other than Investor Members)

Platform Fee	The Managing Member shall be entitled to collect an amount equal to 2.5% of the purchase price of the Underlying Asset of the Series 4612 Forest Hills Dr as compensation for technology, hosting, and platform operations.

Fees Payable to the Manager	All expenses associated with the Offering Expenses and the Acquisition Expenses of the Series Asset above $8,100 shall be borne by the Managing Member without reimbursement by the Series. For ongoing management of the Series Asset, the Managing Member shall be entitled to an Asset Management Fee equal to 10% of the gross rental yield generated by the Series Asset on an annualized basis.

Interest Designation	No Interest Designation shall be required in connection with the issuance of 4612 Forest Hills Dr Interests

Voting	Subject to Section 3.5, the 4612 Forest Hills Dr Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of 4612 Forest Hills Dr Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the 4612 Forest Hills Dr Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the 4612 Forest Hills Dr Interests;

(b) mergers, consolidations or conversions of 4612 Forest Hills Dr or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding 4612 Forest Hills Dr Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of 4612 Forest Hills Dr Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the 4612 Forest Hills Dr Interests other than in accordance with Section 3.7

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Other rights	Holders of 4612 Forest Hills Dr Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of 4612 Forest Hills Dr Interests

Officers	There shall initially be no specific officers associated with 4612 Forest Hills Dr, although, the Managing Member may appoint Officers of 4612 Forest Hills Dr from time to time, in its sole discretion

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	1 Interests per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in ARTICLE XII

PSFNETWORK MASTERSERIES LLC

By its Managing Member: PSFNETWORK HOLDINGS LLC

By its Managing Member, PSFNetwork, Inc.

By:	/s/ Omar ElGhazaly
Omar ElGhazaly
Title:	Authorized Person

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